UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2014

Whiting Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-31899	20-0098515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Broadway, Suite 2300, Denver, Colorado 80290-2300

(Address of principal executive offices, including ZIP code)

(303) 837-1661

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 19, 2014, Whiting Petroleum Corporation (the “Company”) and its subsidiary Whiting Oil and Gas Corporation (“Whiting Oil and Gas”) entered into a Maximum Credit Amount Increase Agreement (the “Increase Agreement”) with the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) in connection with the Sixth Amended and Restated Credit Agreement, dated as of August 27, 2014 (the “Credit Agreement”), among the Company, Whiting Oil and Gas, the lenders party thereto, and the Administrative Agent. The Increase Agreement amends the Credit Agreement to, among other things, increase the amount that the Company may borrow under the revolving credit facility from $2.5 billion to $3.5 billion. Consequently, on December 19, 2014, the Credit Agreement will provide for a revolving credit facility in an amount up to $3.5 billion and a term loan facility in an amount up to $1.0 billion, in each case subject to an initial borrowing base of $4.5 billion.

The foregoing description of the Increase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Increase Agreement, a copy of which is filed herewith as Exhibit 4.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

(4.1)	Maximum Credit Amount Increase Agreement, dated as of December 19, 2014, among Whiting Petroleum Corporation, Whiting Oil and Gas Corporation, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITING PETROLEUM CORPORATION

Date: December 19, 2014	By:	/s/ James J. Volker
James J. Volker
Chairman, President and Chief Executive Officer

FORM 8-K

EXHIBIT INDEX

Exhibit Number	Description

(4.1)	Maximum Credit Amount Increase Agreement, dated as of December 19, 2014, among Whiting Petroleum Corporation, Whiting Oil and Gas Corporation, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.